UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2026

Entera Bio Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel	001-38556	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

Kiryat Hadassah, Minrav Building – Fifth Floor, Jerusalem, Israel 9112002
(Address of principal executive offices) (Zip Code)

+972-2-532-7151
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value of NIS 0.0000769	ENTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Geno J. Germano as a Director and Chairman of the Board

The Board of Directors (the “Board”) of Entera Bio Ltd., a company organized under the laws of the State of Israel (the “Company”) appointed Geno J. Germano as a Class III director of the Company and as Chairman of the Board, effective February 4, 2026. Mr. Germano will serve as a director until the Company’s 2026 Annual Meeting of Shareholders and until his successor shall have been elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal.

Mr. Germano, age 65, is a 35-year veteran of the pharmaceutical and life sciences industry with extensive experience in development and commercialization of a broad range of medicines across most therapeutic categories. Most recently, from August 2018 to June 2024, Mr. Germano served as President and Chief Executive Officer and a board member of Elucida Oncology, Inc., a biotechnology company. He previously served as President of Intrexon Corporation, or Intrexon, a leader in engineering and industrialization of biology, from June 2016 to March 2017. Prior to joining Intrexon, from 2014 to February 2016, Mr. Germano was Group President of the Global Innovative Pharma Business of Pfizer, where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee at Pfizer from 2013 to February 2016. Previously, from 2009 through 2013, Mr. Germano served as President and General Manager of Pfizer’s Specialty Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets. Additionally, Mr. Germano has served on the board of directors of Precision Biosciences, Inc., a clinical stage biotechnology company, since March 2020. In the past five years, Mr. Germano served on the boards of directors of Sage Therapeutics (from 2016 until the company was acquired in 2025), Orbital Therapeutics, a private pre-clinical stage biotechnology company (from March 2025 until the company was acquired in December 2025), Bioverativ Inc. (acquired by Sanofi S.A. in March 2018) and The Medicines Company (acquired by Novartis AG in January 2020). Mr. Germano received his B.S. in Pharmacy from Albany College of Pharmacy.

There are no arrangements or understandings between Mr. Germano and any other person pursuant to which Mr. Germano was appointed as a director of the Company. The Board has determined that Mr. Germano is independent under the applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

Since the beginning of Company’s last fiscal year, the Company has not engaged in any transaction, or any currently proposed transaction, in which Mr. Germano had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Germano will participate in the Company’s standard non-employee director compensation arrangements, which were approved by the Company’s shareholders in July 2025, including the right to annual cash payments with respect to Board and applicable committee service and an annual equity grants under the Company’s 2018 Equity Incentive Plan.

Director Resignation

On February 4, 2026, Gerald Lieberman notified the Board of his resignation as Chairman of the Board and as a Director, effective immediately. Mr. Lieberman’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 7.01 Regulation FD Disclosure.

On February 9, 2026, the Company issued a press release announcing the appointment of Mr. Germano as Chairman of the Board. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

The information disclosed under this Item 7.01, including in Exhibit 99.1 attached hereto, is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent such other filing specifically incorporates such information by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated February 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERA BIO LTD.

Date: February 9, 2026	By:	/s/ Miranda Toledano
Name: Miranda Toledano Title: Chief Executive Officer